Exhibit 99.1

Barnes & Noble Education Reports Third Quarter 2019 Financial Results
New Bartleby Digital Study Product Successfully Launches in Stores
Amends and Extends $500 Million Credit Facility for Five Years
March 5, 2019, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today reported sales and earnings for the third quarter for fiscal year 2019, which ended on January 26, 2019.

The Company has three reportable segments: Barnes & Noble College Booksellers, LLC (“BNC”), MBS Textbook Exchange, LLC (“MBS”), and Digital Student Solutions (“DSS”). All material intercompany accounts and transactions have been eliminated in consolidation.

Financial highlights for the third quarter 2019 and fiscal year to date 2019:

•	Consolidated sales of $550.3 million decreased 8.8%, as compared to the prior year period; year to date consolidated sales of $1,702.6 million decreased 7.8% as compared to the prior year period.

•
Consolidated third quarter GAAP net income of $0.8 million, as compared to net loss of $283.2 million in the prior year period; year to date GAAP net income of $21.8 million, as compared to net loss of $269.6 million in the prior year period. The fiscal 2018 third quarter and year to date net loss included a non-cash goodwill impairment charge of $313.1 million in the BNC segment.

•
Consolidated third quarter non-GAAP Adjusted Earnings of $3.1 million, as compared to $19.6 million in the prior year period; year to date non-GAAP Adjusted Earnings of $24.6 million, as compared to $39.8 million in the prior year period.

•
Consolidated third quarter non-GAAP Adjusted EBITDA of $22.0 million, as compared to $34.6 million in the prior year period; year to date non-GAAP Adjusted EBITDA of $84.9 million, as compared to $104.5 million in the prior year period.

Operational highlights for the third quarter 2019:

•
Demonstrated positive leverage of managed store footprint during initial in-store promotional offers of Bartleby, the Company’s digital study product. Bartleby gained more than 50,000 subscribers during the Spring Rush sales period, including the month of February. The Company continues to adjust pricing models and content offerings ahead of the next rush period, and anticipates scaling of this digital offering with meaningful financial impacts over the next 12-18 months.

•	Developed and implemented Q&A within Bartleby to provide the best value proposition for students to achieve better success.

•	Surpassed one million textbook solutions available through Bartleby. The Company continues to aggressively and strategically expand its catalogue.

•	Continued to grow the Company’s First Day™ inclusive access program, with BNC revenue from First Day increasing 133.2% year over year.

•
Launched next-generation First Day solution for MBS Direct virtual bookstore clients after completing successful pilot programs. First Day will be available to all MBS Direct clients for the Fall Rush.

•
Expanded relationships with Oxford University Press, Wiley and Macmillan Learning through agreements that will make the publishers’ digital content available through inclusive access programs on BNED campuses nationwide.

“In this environment of rapid change, we continued to make significant progress this quarter in strengthening our digital capabilities. The Spring Rush period allowed for our first in-store sales push of Bartleby, and our entire organization is energized by the positive reaction we received from students,” said Michael P. Huseby, Chairman and Chief Executive Officer, BNED. “We are taking steps in each of our segments to ensure we are serving the needs of the education market both today and in the future. The acceleration from physical textbooks to digital offerings contributed to somewhat higher than expected declines in revenue and EBITDA at BNC and MBS. Nonetheless, we are confident in our ability to manage these businesses for margin and cash flow while we invest in and begin to scale high value digital growth platforms and offerings. As we introduce new products and services to meet the changing needs of our customers, we will also continue to optimize our cost structure. We continue to make strides in developing, enhancing and delivering digital products and packages that provide substantial benefits for our campus partners and the students we serve. We expect such digital offerings to scale and contribute to expanded margins and cash flow to drive BNED’s value.”

Third Quarter 2019 and Year to Date Results
Results for the 13 and 39 weeks of fiscal 2019 and fiscal 2018 are as follows:

$ in millions	13 and 39 Weeks Selected Data (unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Q3 2019	Q3 2018	2019	2018
Total Sales	$550.3	$603.4	$1,702.6	$1,846.0
Net Income (Loss)(1)	$0.8	$(283.2)	$21.8	$(269.6)

Non-GAAP(2)
Adjusted EBITDA	$22.0	$34.6	$84.9	$104.5
Adjusted Earnings	$3.1	$19.6	$24.6	$39.8
(1) Includes a pre-tax goodwill non-cash impairment charge of $313.1 million at BNC, or $302.9 million after tax on a net tax basis, recorded in the third quarter of fiscal year 2018.
(2) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.

BNC Results

BNC sales of $461.1 million decreased by $39.9 million, or 8.0%, as compared to the prior year period. Comparable store sales at BNC decreased 7.7% for the quarter representing approximately $37.2 million in revenue due to lower textbook sales. Consistent with prior years, the Spring Rush period extended beyond the quarter due to later school openings and the continued pattern of students buying course materials later in the semester. Factoring in the month of February, comparable store sales at BNC decreased 4.9% on a year to date basis.

BNC non-GAAP Adjusted EBITDA for the quarter was $10.2 million, as compared to $20.5 million in the prior year period. The decrease was primarily due to lower textbook sales and the timing of the Spring Rush.

MBS Results

MBS total sales of $116.4 million for the quarter decreased by $22.5 million, or 16.2%, as compared to $138.9 million in the prior year period.

MBS Wholesale net sales of $77.0 million for the quarter decreased by $15.1 million, or 16.4%, as compared to $92.1 million during the prior year period. MBS Wholesale net sales were impacted by lower publisher rental penetration than anticipated, as well as lower net sales of traditional wholesale textbooks. MBS Direct sales of $39.4 million for the quarter decreased by $7.4 million, or 15.8%, as compared to $46.8 million in the prior year period, due to lower sales from higher ed accounts and net new stores.

MBS non-GAAP Adjusted EBITDA for the quarter was $17.6 million for the quarter, as compared to $22.4 million in the prior year period. This decrease was primarily driven by the impact of lower sales, partially offset by lower selling and administrative expenses.

DSS Results

DSS sales of $5.2 million for the quarter decreased by $0.3 million, or 6.0% as compared to $5.5 million during the prior year period. The decrease reflects lower sales at Student Brands overall, partially offset by growth in certain English and foreign language properties.

DSS non-GAAP Adjusted EBITDA was $1.4 million for the quarter, as compared to $3.1 million in the prior year period. The decrease is the result of investments in the development of the Company’s new study subscription product offering, Bartleby.

Other
Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $6.2 million for the quarter as compared to $5.7 million in the prior period.

Intercompany gross margin eliminations of $(1.0) million were reflected in Adjusted EBITDA, as compared to $(5.8) million in the prior year period.

Amended and Extended Credit Facility
The Company also announced that it has amended and extended its existing credit facility for a five year term to ensure the Company’s liquidity and financial flexibility through February 2024. Under the terms of the agreement, the Company will continue to have an asset-backed revolving credit facility in an aggregate committed principal amount of $400 million (the “Credit Facility”), as well as the $100 million incremental first in, last out seasonal loan facility (the “FILO Facility”).

Outlook
For fiscal year 2019, the Company has updated its outlook and currently expects consolidated sales to be in the range of $2.15 billion to $2.2 billion before intercompany eliminations, and consolidated Adjusted EBITDA to be approximately $100 million. Capital expenditures are expected to be approximately $50 million, increasing over fiscal year 2018 primarily due to the Company’s investments in digital content required to develop and offer new DSS products.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, March 5, 2019 and can be accessed at the Barnes & Noble Education corporate website at www.bned.com.

Barnes & Noble Education expects to report fiscal 2019 fourth quarter results on or about June 25, 2019.

EXPLANATORY NOTE

We have three reportable segments: BNC, MBS and DSS as follows:

•
The BNC Segment is comprised of the operations of Barnes & Noble College Booksellers, LLC ("BNC") which operates 773 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. BNC also offers its First Day™ inclusive access program, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students digitally on or before the first day of class. Additionally, the BNC segment offers a suite of digital content, software, and services to colleges and universities through our LoudCloud platform, such as predictive analytics, a variety of open educational resources courseware, and a competency-based learning platform.

•
The MBS Segment is comprised of MBS Textbook Exchange, LLC's ("MBS") two highly integrated businesses: MBS Direct which operates 680 virtual bookstores for college and university campuses, and K-12 schools, and MBS Wholesale which is one of the largest textbook wholesalers in the country. MBS Wholesale's business centrally sources and sells new and used textbooks to more than 3,500 physical college bookstores, including BNC’s 773 campus bookstores. MBS Wholesale sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to over 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS segment is comprised of the operations of Student Brands, a leading direct-to-student subscription-based writing services business, and Bartleby subscriptions for textbook solutions and expert questions and answers. The DSS segment also includes tutoring and test prep services offered through our partnership with The Princeton Review.

The condensed consolidated financial statements for the 13 and 39 weeks ended January 26, 2019 include the financial results of Student Brands, LLC (in the DSS segment) for the entire period and the condensed consolidated financial statements for the 13 and 39 weeks ended January 27, 2018 include the financial results of Student Brands, LLC from the acquisition date on August 3, 2017 (the second quarter of fiscal year 2018).
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.
Our condensed consolidated financial statements reflect the following reclassifications for consistency with the current year presentation:

•
Cost of Sales expenses primarily related to facility costs and insurance for the Corporate Services category have been reclassified to Selling and Administrative Expenses in the condensed consolidated statements of operations.

•
For our digital rental products, we have reclassified Rental Income to Product Sales and Other, and have reclassified Rental Cost of Sales to Product and Other Cost of Sales in the condensed consolidated statements of operations, with no impact to Gross Margin. Digital rental revenue and digital rental cost of sales are recognized at the time of delivery and are not deferred over the rental period.

Prior periods presented reflect the reclassifications noted above.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Sales:
Product sales and other	$494,311	$542,729	$1,568,329	$1,697,769
Rental income	56,019	60,662	134,251	148,194
Total sales	550,330	603,391	1,702,580	1,845,963
Cost of sales: (a)
Product and other cost of sales	384,275	420,499	1,211,998	1,328,353
Rental cost of sales	33,102	35,893	80,259	88,711
Total cost of sales	417,377	456,392	1,292,257	1,417,064
Gross profit	132,953	146,999	410,323	428,899
Selling and administrative expenses	110,941	112,438	325,408	327,625
Depreciation and amortization expense	16,374	17,007	49,333	48,728
Impairment loss (non-cash) (a)	—	313,130	—	313,130
Restructuring and other charges (a)	2,500	—	2,500	5,429
Transaction costs (a)	117	49	654	1,895
Operating income (loss)	3,021	(295,625)	32,428	(267,908)
Interest expense, net	2,546	2,954	7,904	7,828
Income (loss) before income taxes	475	(298,579)	24,524	(275,736)
Income tax (benefit) expense	(294)	(15,344)	2,680	(6,113)
Net income (loss)	$769	$(283,235)	$21,844	$(269,623)

Earnings (loss) per common share:
Basic	$0.02	$(6.04)	$0.46	$(5.77)
Diluted	$0.02	$(6.04)	$0.46	$(5.77)
Weighted average common shares outstanding:
Basic	47,561	46,914	47,220	46,712
Diluted	47,937	46,914	47,772	46,712

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		39 weeks ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Percentage of sales:
Sales:
Product sales and other	89.8%	89.9%	92.1%	92.0%
Rental income	10.2%	10.1%	7.9%	8.0%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	77.7%	77.5%	77.3%	78.2%
Rental cost of sales (a)	59.1%	59.2%	59.8%	59.9%
Total cost of sales	75.8%	75.6%	75.9%	76.8%
Gross profit	24.2%	24.4%	24.1%	23.2%
Selling and administrative expenses	20.2%	18.6%	19.1%	17.7%
Depreciation and amortization expense	3.0%	2.8%	2.9%	2.6%
Impairment loss (non-cash)	—%	51.9%	—%	17.0%
Restructuring and other charges	0.5%	—%	0.1%	0.3%
Transaction costs	—%	—%	—%	0.1%
Operating income (loss)	0.5%	(48.9)%	2.0%	(14.5)%
Interest expense, net	0.5%	0.5%	0.5%	0.4%
Income (loss) before income taxes	—%	(49.4)%	1.5%	(14.9)%
Income tax (benefit) expense	(0.1)%	(2.5)%	0.2%	(0.3)%
Net income (loss)	0.1%	(46.9)%	1.3%	(14.6)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 26, 2019	January 27, 2018
ASSETS
Current assets:
Cash and cash equivalents	$22,049	$22,373
Receivables, net	231,106	243,434
Merchandise inventories, net	579,582	600,419
Textbook rental inventories	50,577	61,427
Prepaid expenses and other current assets	20,691	26,354
Total current assets	904,005	954,007
Property and equipment, net	109,414	112,062
Intangible assets, net	208,439	224,314
Goodwill	53,982	49,282
Other noncurrent assets	40,216	40,915
Total assets	$1,316,056	$1,380,580
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$464,933	$488,954
Accrued liabilities	219,713	252,202
Total current liabilities	684,646	741,156
Long-term deferred taxes, net	7,991	4,278
Other long-term liabilities	58,632	73,468
Long-term borrowings	70,100	113,000
Total liabilities	821,369	931,902
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 51,026 and 50,028 shares, respectively; outstanding, 47,561 and 46,914 shares, respectively	511	500
Additional paid-in-capital	724,164	715,088
Accumulated deficit	(198,359)	(237,260)
Treasury stock, at cost	(31,629)	(29,650)
Total stockholders' equity	494,687	448,678
Total liabilities and stockholders' equity	$1,316,056	$1,380,580

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended		39 weeks ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
BNC Sales
New stores (a)	$17.1	$14.1	$41.9	$55.8
Closed stores (a)	(21.0)	(2.2)	(61.4)	(9.7)
Comparable stores (b)	(37.2)	(31.3)	(83.4)	(69.9)
Textbook rental deferral	4.9	2.6	8.5	6.2
Service revenue (c)	(1.0)	1.1	(0.7)	3.0
Other (d)	(2.7)	(5.1)	(4.0)	(8.8)
BNC sales subtotal:	$(39.9)	$(20.8)	$(99.1)	$(23.4)
MBS Sales (e)
Wholesale	$(15.1)	$92.2	$(28.8)	$232.2
Direct	(7.4)	46.7	(19.1)	181.4
MBS sales subtotal:	$(22.5)	$138.9	$(47.9)	$413.6
DSS Sales (f)	$(0.3)	$5.6	$5.8	$10.1
Eliminations (g)	$9.6	$(42.0)	$(2.2)	$(85.9)
Total sales variance:	$(53.1)	$81.7	$(143.4)	$314.4

(a)	The following is a store count summary for BNC physical stores and MBS virtual stores:

	13 weeks ended				39 weeks ended
	January 26, 2019		January 27, 2018		January 26, 2019		January 27, 2018
Number of Stores:	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores
Number of stores at beginning of period	773	677	777	705	768	676	769	712
Stores opened	1	6	6	6	35	32	30	19
Stores closed	1	3	1	13	30	28	17	33
Number of stores at end of period	773	680	782	698	773	680	782	698

(b)	For Comparable Store Sales details, see below.

(c)	Service revenue includes Promoversity, brand partnerships, shipping and handling, LoudCloud digital content, software, and services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, and certain accounting adjusting items related to return reserves, agency sales and other deferred items.

(e)
The variance for the MBS segment for the 13 and 39 weeks ended January 27, 2018 represents the sales activity for MBS Textbook Exchange, LLC ("MBS") which we acquired on February 27, 2017 (the fourth quarter of Fiscal 2017).

(f)
DSS segment revenue includes Student Brands, LLC subscription-based writing services business. The condensed consolidated financial statements for the 13 and 39 weeks ended January 26, 2019 include the financial results of Student Brands, LLC for the entire period and the condensed consolidated financial statements for the 13 and 39 weeks ended January 27, 2018 include the financial results of Student Brands, LLC from the date of acquisition on August 3, 2017 (the second quarter of fiscal year 2018).

(g)	Eliminates MBS sales to BNC and BNC commissions earned from MBS.

Comparable Store Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 and 39 week periods are as follows:

	13 weeks ended				39 weeks ended
	January 26, 2019		January 27, 2018		January 26, 2019		January 27, 2018
Textbooks (Course Materials)	$(38.6)	(11.2)%	$(26.3)	(7.2)%	$(87.1)	(8.9)%	$(62.8)	(6.1)%
General Merchandise	1.9	1.6%	(3.5)	(2.8)%	6.3	1.5%	(3.3)	(0.8)%
Trade Books	(0.5)	(4.4)%	(1.5)	(11.9)%	(2.6)	(7.3)%	(3.8)	(9.7)%
Total Comparable Store Sales	$(37.2)	(7.7)%	$(31.3)	(6.2)%	$(83.4)	(5.8)%	$(69.9)	(4.7)%
Comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. Prior year comparable store sales exclude store inventory sales to MBS, which are reflected as intercompany inventory transfers since the acquisition.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		39 weeks ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Net income (loss)	$769	$(283,235)	$21,844	$(269,623)
Reconciling items, after-tax (below)	2,327	302,879	2,725	309,404
Adjusted Earnings (Non-GAAP)	$3,096	$19,644	$24,569	$39,781

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$313,130	$—	$313,130
Inventory valuation amortization (MBS) (non-cash) (b)	—	—	—	3,273
Restructuring and other charges (c)	2,500	—	2,500	5,429
Transaction costs (d)	117	49	654	1,895
Reconciling items, pre-tax	2,617	313,179	3,154	323,727
Less: Pro forma income tax impact (e)	290	10,300	429	14,323
Reconciling items, after-tax	$2,327	$302,879	$2,725	$309,404

Adjusted EBITDA	13 weeks ended		39 weeks ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Net income (loss)	$769	$(283,235)	$21,844	$(269,623)
Add:
Depreciation and amortization expense	16,374	17,007	49,333	48,728
Interest expense, net	2,546	2,954	7,904	7,828
Income tax (benefit) expense	(294)	(15,344)	2,680	(6,113)
Impairment loss (non-cash) (a)	—	313,130	—	313,130
Inventory valuation amortization (MBS) (non-cash) (b)	—	—	—	3,273
Restructuring and other charges (c)	2,500	—	2,500	5,429
Transaction costs (d)	117	49	654	1,895
Adjusted EBITDA (Non-GAAP)	$22,012	$34,561	$84,915	$104,547

(a) For the 39 weeks ended January 27, 2018, we completed our annual goodwill impairment test. Based on the results of the impairment test, the carrying value of goodwill exceeded its fair value and we recorded a goodwill impairment (non-cash impairment loss) of $313.1 million.

(b) For the 39 weeks ended January 27, 2018, gross margin includes $3.3 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017.

(c) On December 13, 2018, Mr. Patrick Maloney resigned as Executive Vice President, Operations of the Company and President, BNC effective as of April 27, 2019. During the 39 weeks ended January 26, 2019, we recognized restructuring and other charges of approximately $2.5 million, which is comprised of the severance and transition payments. For additional information, see the Form 8-K dated December 13, 2018, filed with the SEC on December 18, 2018.

On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of the Company and Mr. Michael P. Huseby was appointed to the position of Chief Executive Officer and Chairman of the Board, both effective as of September 19, 2017. During the 39 weeks ended January 27, 2018, we recognized restructuring and other charges of approximately $5.4 million, which is comprised of the severance and transition payments. For additional information, see the Form 8-K dated July 19, 2017, filed with the SEC on July 20, 2017.

(d) Transaction costs are costs incurred for business development and acquisitions.

(e) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		39 weeks ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Sales
BNC	$461,067	$500,888	$1,409,112	$1,508,166
MBS	116,431	138,927	365,709	413,579
DSS (b)	5,237	5,572	15,848	10,058
Elimination	(32,405)	(41,996)	(88,089)	(85,840)
Total	$550,330	$603,391	$1,702,580	$1,845,963

Gross profit
BNC	$99,946	$112,380	$311,344	$329,127
MBS (c)	29,037	34,949	86,681	98,986
DSS (b)	4,969	5,497	15,312	9,841
Elimination	(999)	(5,827)	(3,014)	(5,782)
Total	$132,953	$146,999	$410,323	$432,172

Selling and administrative expenses
BNC	$89,787	$91,907	$262,427	$268,129
MBS	11,389	12,505	35,582	37,910
DSS (b)	3,575	2,363	9,741	4,762
Corporate Services	6,197	5,663	17,706	16,824
Elimination	(7)	—	(48)	—
Total	$110,941	$112,438	$325,408	$327,625

Adjusted EBITDA (Non-GAAP) (d)
BNC	$10,159	$20,473	$48,917	$60,998
MBS (c)	17,648	22,444	51,099	61,076
DSS (b)	1,394	3,134	5,571	5,079
Corporate Services	(6,197)	(5,663)	(17,706)	(16,824)
Elimination	(992)	(5,827)	(2,966)	(5,782)
Total	$22,012	$34,561	$84,915	$104,547

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) DSS segment revenue includes Student Brands, LLC subscription-based writing services business. The condensed consolidated financial statements for the 13 and 39 weeks ended January 26, 2019 include the financial results of Student Brands, LLC for the entire period and the condensed consolidated financial statements for the 13 and 39 weeks ended January 27, 2018 include the financial results of Student Brands, LLC from the date of acquisition on August 3, 2017 (the second quarter of fiscal year 2018).

(c) For the 39 weeks ended January 27, 2018, gross margin includes $3.3 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017.

(d) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		39 weeks ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Gross margin
BNC	21.7%	22.4%	22.1%	21.8%
MBS	24.9%	25.2%	23.7%	23.9%
DSS	94.9%	98.7%	96.6%	97.8%
Elimination	3.1%	13.9%	3.4%	6.7%
Total gross margin	24.2%	24.4%	24.1%	23.4%

Selling and administrative expenses
BNC	19.5%	18.3%	18.6%	17.8%
MBS	9.8%	9.0%	9.7%	9.2%
DSS	68.3%	42.4%	61.5%	47.3%
Corporate Services	N/A	N/A	N/A	N/A
Elimination	N/A	N/A	N/A	N/A
Total selling and administrative expenses	20.2%	18.6%	19.1%	17.7%

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 28, 2018 filed with the SEC on June 20, 2018, which includes consolidated financial statements for each of the three years for the period ended April 28, 2018 (Fiscal 2018, Fiscal 2017, and Fiscal 2016) and the Company's Quarterly Report on Form 10-Q for the period ended July 28, 2018 filed with the SEC on August 22, 2018 and the Company's Quarterly Report on Form 10-Q for the period ended October 27, 2018 filed with the SEC on December 4, 2018.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Barnes & Noble College and MBS Textbook Exchange segments, Barnes & Noble Education operates 1,453 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers direct-to-student products and services that help students study more effectively and improve academic performance, enabling them to gain the valuable skills necessary to succeed after college. The Company also operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, Promoversity, LLC, and PaperRater, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications and Public Affairs
(908) 991-2967
cbrown@bned.com

Investor Contact:
Thomas D. Donohue
Executive Vice President
Chief Financial Officer
(908) 991-2966
tdonohue@bned.com

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions, including MBS Textbook Exchange, LLC and Student Brands, LLC, may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions, including MBS Textbook Exchange, LLC and Student Brands, LLC, into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 28, 2018. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.